AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1998
                                                      REGISTRATION NO. 333-52237

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            HEALTHSOUTH CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                 DELAWARE                               63-0860407
         (State or Other Jurisdiction of     (I.R.S. Employer Identification
         Incorporation or Organization)                  Number)

                                ---------------
               ONE HEALTHSOUTH PARKWAY, BIRMINGHAM, ALABAMA 35243
                                 (205) 967-7116
(Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                               RICHARD M. SCRUSHY
                           CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER
                            HEALTHSOUTH CORPORATION
                            ONE HEALTHSOUTH PARKWAY
                           BIRMINGHAM, ALABAMA 35243
                                 (205) 967-7116

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)


                                   COPIES TO:

   F. HAMPTON MCFADDEN, JR., ESQ.        WILLIAM W. HORTON, ESQ.                        NATHANIEL M. CARTMELL III, ESQ.
      GORDON O. JESPERSON, ESQ.         Senior Vice President and Corporate Counsel          KAREN A. DEMPSEY, ESQ.
  Haskell Slaughter & Young, L.L.C.               HEALTHSOUTH Corporation                Pillsbury Madison & Sutro LLP
       1200 AmSouth?Harbert Plaza                 One HealthSouth Parkway                     Post Office Box 7880
         1901 Sixth Avenue North                 Birmingham, Alabama 35243              San Francisco, California 94120
       Birmingham, Alabama 35203

                                ---------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

As soon as practicable after the effective date of this Registration Statement.


      If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]

     If the only securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ---------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

PROSPECTUS

                            HEALTHSOUTH CORPORATION

                                  $567,750,000
                         3.25% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2003

                                      AND

                       15,501,707 SHARES OF COMMON STOCK
                        ISSUABLE UPON CONVERSION THEREOF

                                --------------

     THIS PROSPECTUS RELATES TO $567,750,000 AGGREGATE PRINCIPAL AMOUNT OF 3.25% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2003 (THE "DEBENTURES") OF HEALTHSOUTH CORPORATION ("HEALTHSOUTH" OR THE "COMPANY") AND 15,501,707 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "COMMON STOCK"), OF THE COMPANY ISSUABLE UPON THE CONVERSION OF THE DEBENTURES (THE "CONVERSION SHARES"). THE DEBENTURES AND CONVERSION SHARES MAY BE OFFERED FROM TIME TO TIME FOR THE ACCOUNTS OF THE HOLDERS NAMED HEREIN (THE "SELLING SECURITYHOLDERS").

     The Debentures are convertible at the option of the holder into shares of Common Stock of the Company, at any time prior to redemption or maturity, at a conversion price of $36.625 per share (equal to a conversion rate of 27.30 shares per $1,000 principal amount of Debentures and representing in the aggregate 15,501,707 shares), subject to adjustment under certain circumstances. Interest on the Debentures is payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 1998.

     The Debentures are unsecured general obligations of the Company and are subordinated in right of payment of all existing and future Senior Indebtedness (as defined in the Indenture). See "Description of Debentures--Subordination". The Debentures will mature on October 1, 2003, and may be redeemed, at the option of the Company, in whole or in part, at any time on or after April 5, 2001, at the redemption prices set forth herein plus accrued interest. Each holder of Debentures will have the right to cause the Company to repurchase all of such holder's Debentures, payable in cash or, at the Company's option, in Common Stock, in the event the Common Stock is no longer publicly traded or in certain circumstances involving a Change of Control (as defined in the Indenture).

     The Debentures and the Conversion Shares may be offered by the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Debentures or Conversion Shares directly to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Debentures or Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Company will not receive any of the proceeds from the sale of the Debentures or Conversion Shares by the Selling Securityholders. The Company has agreed to pay all expenses incident to the offer and sale of the Debentures and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. See "Plan of Distribution".


     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE DEBENTURES AND THE UNDERLYING CONVERSION SHARES.

     The Debentures have been designated for trading on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Debentures sold pursuant to this Prospectus are not expected to remain eligible for trading on the PORTAL Market. The Common Stock is listed on the New York Stock Exchange under the symbol HRC. On June 2, 1998, the last sale price for the Common Stock, as reported on the New York Stock Exchange, was $27.75 per share.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS JUNE 3, 1998.

                             AVAILABLE INFORMATION

     HEALTHSOUTH has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC") covering the Debentures and the Shares (including exhibits and amendments thereto, the "Registration Statement"). As permitted by the rules and regulations of the SEC, this Prospectus omits certain information contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement.

     HEALTHSOUTH is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (Commission File No. 1-10315), and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648; and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding HEALTHSOUTH and the Registration Statement. The address at that web site is http://www.sec.gov. The HEALTHSOUTH Common Stock is listed on the New York Stock Exchange, and the Registration Statement, reports, proxy statements and certain other information filed by HEALTHSOUTH should be available for inspection at the library of the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York 10005.

                           FORWARD-LOOKING STATEMENTS

     Statements relating to HEALTHSOUTH contained in this Prospectus that are not historical facts are forward-looking statements. In addition, HEALTHSOUTH, through its senior management, from time to time makes forward-looking public statements concerning its expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting HEALTHSOUTH's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HEALTHSOUTH include, but are not limited to, changes in the regulation of the healthcare industry at either or both of the federal and state levels, changes in reimbursement for HEALTHSOUTH's services by government or private payors, competitive pressures in the healthcare industry and HEALTHSOUTH's response thereto, HEALTHSOUTH's ability to obtain and retain favorable arrangements with third-party payors, unanticipated delays in HEALTHSOUTH's implementation of its Integrated Service Model, general conditions in the economy and capital markets, and other factors which may be identified from time to time in HEALTHSOUTH's SEC filings and other public announcements.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of such reports, proxy statements and other information filed by HEALTHSOUTH, other than exhibits to such documents unless such exhibits are specifically incorporated herein by reference, are available without charge, upon written or oral request, from the Secretary of HEALTHSOUTH Corporation, One HealthSouth Parkway, Birmingham, Alabama 35243, telephone (205) 967-7116.


      There are hereby incorporated by reference in this Prospectus, and specifically made a part hereof, the following documents heretofore filed by HEALTHSOUTH (Commission File No. 1-10315) with the SEC, pursuant to the Exchange
Act:

     1. HEALTHSOUTH's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     2. HEALTHSOUTH's Quarterly Report on Form 10-Q for the period ended March 31, 1998.

     3. HEALTHSOUTH's definitive proxy statement on Schedule 14A filed on April 17, 1998, in connection with HEALTHSOUTH's 1998 Annual Meeting of Stockholders.

     4. HEALTHSOUTH's Current Report on Form 8-K filed January 15, 1998 (reporting the consummation of the sale of the long-term care assets of Horizon/CMS Healthcare Corporation to Integrated Health Services, Inc.).

     5. HEALTHSOUTH's Current Report on Form 8-K filed April 3, 1998 (reporting the consummation of the sale of the Debentures to the Initial Purchasers).

     6. HEALTHSOUTH's Current Report on Form 8-K filed May 28, 1998.

     7.  The   description   of   HEALTHSOUTH's   capital  stock   contained  in
HEALTHSOUTH's Registration Statement on Form 8-A filed August 26, 1989.


     All documents filed by HEALTHSOUTH pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of any offering hereunder shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purpose hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any distribution of the securities to which this Prospectus relates shall, under any circumstances, create any implication that there has been no change in the information concerning HEALTHSOUTH contained in this Prospectus since the date of such information.

     The  principal   executive  offices  of  HEALTHSOUTH  are  located  at  One
HealthSouth Parkway, Birmingham, Alabama 35243 and its telephone number is (205) 967-7116.

                                  THE COMPANY



     HEALTHSOUTH is the nation's largest provider of outpatient surgery and rehabilitative healthcare services. It provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, diagnostic centers, occupational medicine centers, medical centers and other healthcare facilities. HEALTHSOUTH believes that it provides patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, HEALTHSOUTH's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At March 31, 1998, HEALTHSOUTH had over 1,800 patient care locations in 50 states, the United Kingdom and Australia.


     In its outpatient rehabilitation facilities, HEALTHSOUTH provides interdisciplinary programs for the rehabilitation of patients experiencing disability due to a wide variety of physical conditions, such as stroke, head injury, orthopaedic problems, neuromuscular disease and sports-related injuries. HEALTHSOUTH's rehabilitation services include physical therapy, sports medicine, work hardening, neurorehabilitation, occupational therapy, respiratory therapy, speech-language pathology and rehabilitation nursing. Independent studies have shown that rehabilitation services like those provided by HEALTHSOUTH can save money for payors and employers.

     In addition to its rehabilitation facilities, HEALTHSOUTH operates the largest network of freestanding outpatient surgery centers in the United States. HEALTHSOUTH's outpatient surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures. While outpatient surgery is widely recognized as generally less expensive than surgery performed in a hospital, HEALTHSOUTH believes that outpatient surgery performed at a freestanding outpatient surgery center is generally less expensive than hospital-based outpatient surgery. Over 80% of HEALTHSOUTH's surgery center facilities are located in markets served by its rehabilitative service facilities, enabling the Company to pursue opportunities for cross-referrals.

     HEALTHSOUTH is also among the largest operators of outpatient diagnostic centers and occupational medicine centers in the United States. Most of HEALTHSOUTH's diagnostic centers and occupational medicine centers operate in markets where HEALTHSOUTH also provides rehabilitative healthcare and outpatient surgery services. HEALTHSOUTH believes that its ability to offer a comprehensive range of its services in a particular geographic market makes HEALTHSOUTH more attractive to both patients and payors in such market.

     Over the last three years, HEALTHSOUTH has completed several significant acquisitions in the rehabilitation business and has expanded into the surgery center, diagnostic and occupational medicine businesses. HEALTHSOUTH believes that these acquisitions complement its historical operations and enhance its market position. HEALTHSOUTH further believes that its expansion into the outpatient surgery, diagnostic and occupational medicine businesses provides it with platforms for future growth. HEALTHSOUTH is continually evaluating potential acquisitions in the outpatient and rehabilitative healthcare services industry.

     HEALTHSOUTH was organized as a Delaware corporation in February 1984. HEALTHSOUTH's principal executive offices are located at One HealthSouth Parkway, Birmingham, Alabama 35243, and its telephone number is (205) 967-7116.

                              RECENT DEVELOPMENTS



     On April 16, 1998, the Company announced that it had entered into a definitive agreement to acquire 34 outpatient surgery centers from Columbia/HCA Healthcare Corporation for $550,000,000 payable in cash upon closing, which is expected to occur during the third quarter of 1998. The surgery centers are located in Alabama, California, Iowa, Illinois, Kentucky, Louisiana, Minnesota, Mississippi, North Carolina, Nevada, Oregon, Rhode Island and Texas. The transaction remains subject to various regulatory approvals, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

     On May 6, 1998 HEALTHSOUTH announced the signing of a definitive agreement to acquire National Surgery Centers, Inc. ("NSC"). The proposed NSC transaction would add 40 outpatient surgery centers in 14 states to HEALTHSOUTH's existing network of outpatient surgery and rehabilitative healthcare facilities. The value of the NSC transaction is approximately $590 million. Under the terms of the NSC agreement, NSC stockholders will receive shares of HEALTHSOUTH Common Stock valued at $30.50 per share of NSC Common Stock, but not less than .8714 of a share of HEALTHSOUTH Common Stock nor more than 1.1509 shares of HEALTHSOUTH Common Stock. The NSC agreement does not provide for termination based on a change in the stock price of either company. The NSC transaction is expected to be accounted for as a pooling of interests and is intended to be a tax-free reorganization. The NSC transaction is subject to approval by the NSC stockholders and various regulatory approvals, including Hart-Scott-Rodino clearance, as well as the satisfaction of certain other conditions, and also provides for the payment of a break-up fee to HEALTHSOUTH under certain conditions.

                                  RISK FACTORS


     In addition to the other information in this Prospectus, the following should be considered carefully by potential purchasers of the Debentures or the Conversion Shares. Statements made herein should be considered as "forward-looking information".

REIMBURSEMENT BY THIRD-PARTY PAYORS

     Substantially all of HEALTHSOUTH's revenues are derived from private and governmental third- party payors (in 1997, approximately 36.9% from Medicare and approximately 63.1% from commercial insurers, managed care plans, workers' compensation payors and other private pay revenue sources). There are increasing pressures from many payor sources to control healthcare costs and to limit increases in reimbursement rates for medical services. There can be no assurances that payments under governmental and third-party payor programs will remain at levels comparable to present levels. In attempts to limit the federal budget deficit, there have been, and HEALTHSOUTH expects that there will continue to be, a number of proposals to limit Medicare reimbursements for certain services. HEALTHSOUTH cannot now predict whether any of these pending proposals will be adopted or, if adopted and implemented, what effect such proposals would have on HEALTHSOUTH.

REGULATION

     HEALTHSOUTH is subject to various types of regulation at the federal and state levels, including licensure and certification laws, Certificate of Need laws and laws relating to financial relationships among providers of healthcare services, Medicare fraud and abuse and physician self-referral.

     The operation of HEALTHSOUTH's facilities and the provision of healthcare services are subject to federal, state and local licensure and certification laws. These facilities and services are subject to periodic inspection by governmental and other authorities to assure compliance with the various standards established for continued licensure under state law, certification under the Medicare and Medicaid programs and participation in the Veteran's Administration program. Additionally, in many states, Certificates of Need or other similar approvals are required for expansion of HEALTHSOUTH's operations. HEALTHSOUTH could be adversely affected by the failure or inability to obtain such approvals, by changes in the standards applicable to approvals and by possible delays and expenses associated with obtaining approvals. The failure by HEALTHSOUTH to obtain, retain or renew any required regulatory approvals, licenses or certificates could prevent HEALTHSOUTH from being reimbursed for, or from, offering its services, or could adversely affect its results of operations.

     A wide array of Medicare/Medicaid fraud and abuse provisions apply to the operations of HEALTHSOUTH. HEALTHSOUTH is subject to extensive federal and state regulation with respect to financial relationships among healthcare providers, physician self-referral arrangements and other fraud and abuse issues. Penalties for violation of federal and state laws and regulations include exclusion from participation in the Medicare/Medicaid programs, asset forfeiture, civil penalties and criminal pen-alties. The Office of Inspector General of the Department of Health and Human Services, the Department of Justice and other federal agencies interpret healthcare fraud and abuse provisions liberally and enforce them aggressively.

HEALTHCARE REFORM

     In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Among the proposals which are, or recently have been, under consideration are cost controls on hospitals, insurance market reforms to increase that availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan that would cover all citizens. The costs of certain proposals would be funded in significant part by reductions in payments by governmental programs, including Medicare and Medicaid, to healthcare providers. There continue to be federal and state proposals that would, and actions that do, impose more limitations on government and private payments to healthcare providers such as HEALTHSOUTH and proposals to increase copayments and deductibles from program and private patients. At the federal level, both Congress and the current Administration have continued to propose healthcare budgets that substantially reduce payments under the Medicare and Medicaid programs. In addition, many states are considering the enactment of initiatives designed to reduce their Medicaid expenditures, to provide universal coverage or additional levels of care and/or to impose additional taxes on healthcare providers to help finance or expand the states' Medicaid systems. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on HEALTHSOUTH.

COMPUTER TECHNOLOGIES AND YEAR 2000 COMPLIANCE

     The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. Many existing computer programs use only two digits to identify a year in the date field. The issue is whether such code exists in the Company's mission-critical applications and if that code will produce accurate information with relation to date-sensitive calculations after the turn of the century.

     The  Company  has  completed  a thorough  review of its  material  computer applications and determined that such applications contain very few date-sensitive calculations. The Company's computer applications are divided into two categories, those maintained internally by the Company's Information Technology Group and those maintained externally by the applications' vendors. For internally maintained applications, revisions are currently being made and are expected to be implemented by the first quarter of 1999. The Company expects that the total cost associated with these revisions will be less than $1,000,000. These costs will be primarily incurred during 1998 and be charged to expense as incurred. For externally maintained systems, the Company has received written confirmation from the vendors that each system is currently year 2000 compliant or will be made year 2000 compliant during 1998. The cost to be incurred by the Company related to externally maintained systems is expected to be minimal.

     The Company has initiated a program to determine whether the computer applications of its significant payors and suppliers will be upgraded in a timely manner. The Company has not completed this review; however, initial responses indicate that no significant programs are currently expected to arise. The Company has also initiated a program to determine whether embedded applications which control certain medical and other equipment will be affected. The nature of the Company's business is such that any failure to these type applications is not expected to have a material adverse effect on its business.

     Because of the many uncertainties associated with year 2000 compliance issues, and because the Company's assessment is necessarily based on information from third party vendors, payors and suppliers, there can be no assurance that the Company's assessment is correct or as to the materiality or effect of any failure to such assessment to be correct.

COMPETITION

     HEALTHSOUTH operates in a highly competitive industry. HEALTHSOUTH generally operates its facilities in communities that also are served by similar facilities operated by others. Although HEALTHSOUTH is the largest provider of outpatient surgery and rehabilitation healthcare services on a nationwide basis, in any particular market it may encounter competition from local or national entities with longer operating histories or other superior competitive advantages. There can be no assurance that such competition, or other competition which HEALTHSOUTH may encounter in the future, will not adversely affect HEALTHSOUTH's results of operations.

FAIR PRICE PROVISION

     HEALTHSOUTH's Restated Certificate of Incorporation (the "HEALTHSOUTH Certificate") contains certain provisions requiring supermajority stockholder approval to effect specified extraordinary corporate transactions unless certain conditions are met. The HEALTHSOUTH Certificate requires the affirmative vote of 66-2/3% of all shares of HEALTHSOUTH entitled to vote in an election of Directors to approve a "business combination" with any "other entity" that is the beneficial owner, directly or indirectly, of more than 20% of the outstanding shares of HEALTHSOUTH entitled to vote in an election of Directors. The effect of the foregoing provisions is to make it more difficult for a person, entity or group to effect a change in control of HEALTHSOUTH through the acquisition of a large block of HEALTHSOUTH's voting stock, or to effect a merger or other acquisition that is not approved by a majority of HEALTHSOUTH's Directors serving in office prior to the acquisition by the other entity of 5% or more of HEALTHSOUTH's stock.

CERTAIN HORIZON/CMS LITIGATION

     On October 29, 1997, HEALTHSOUTH acquired Horizon/CMS Healthcare Corporation ("Horizon/CMS") through the merger of a wholly-owned subsidiary of HEALTHSOUTH with and into Horizon/CMS. Horizon/CMS is currently a party, or is subject, to certain material litigation matters and disputes, which are described below, as well as various other litigation matters and disputes arising in the ordinary course of its business. HEALTHSOUTH is not itself a party to the litigation described below.

SEC and NYSE Investigations

     The Division of Enforcement of the SEC is conducting a private investigation with respect to trading in the securities of Horizon/CMS and Continental Medical Systems, Inc. ("CMS"), which was acquired by Horizon/CMS in June 1995. In connection with that investigation, Horizon/CMS produced certain documents, and Neal M. Elliott, then Chairman of the Board, President and Chief Executive Officer of Horizon/CMS, and certain other former officers of Horizon/CMS have given testimony to the SEC. Horizon/CMS has also been informed that certain of its division office employees and an individual, affiliates of whom had limited business relationships with Horizon/CMS, have responded to subpoenas from the SEC. Mr. Elliott also produced certain documents in response to a subpoena from the SEC. In addition, Horizon/CMS and Mr. Elliott have responded to separate subpoenas from the SEC pertaining to trading in Horizon/CMS's common stock and various material press releases issued in 1996 by Horizon/CMS; Horizon/CMS's February 18, 1997 announcement that HEALTHSOUTH would acquire Horizon/CMS; and any discussions of proposed business combinations between Horizon/CMS and Medical Innovations and Horizon/CMS and certain other companies. The investigation is, to the knowledge of HEALTHSOUTH and Horizon/CMS, ongoing, and neither Horizon/CMS nor HEALTHSOUTH possesses all the facts with respect to the matters under investigation. Although neither
Horizon/CMS nor HEALTHSOUTH has been advised by the SEC that the SEC has concluded that any of Horizon/ CMS, Mr. Elliott or any other current or former officer or director of Horizon/CMS has been involved in any violation of the federal securities law, there can be no assurance as to the outcome of the investigation or the time of its conclusion. Both Horizon/CMS and HEALTHSOUTH have, to the extent requested to date, cooperated fully with the SEC in connection with the investigation.

     In March 1995, the New York Stock Exchange (the "NYSE") informed Horizon/CMS that it had initiated a review of trading in The Hillhaven Corporation common stock prior to the announcement of Horizon/CMS's proposed acquisition of Hillhaven. In April 1995, the NYSE extended the review of trading to include all dealings with CMS. On April 3, 1996, the NYSE notified
Horizon/CMS that it had initiated a review of trading in its common stock preceding Horizon/CMS's March 1, 1996 press release announcing a revision in Horizon/CMS's third quarter earnings estimate. On February 20, 1997, the NYSE notified Horizon/CMS that it was reviewing trading in Horizon/CMS's securities prior to the February 18, 1997 announcement that HEALTHSOUTH would acquire Horizon/CMS. Horizon/CMS has cooperated with the NYSE in its reviews and, to Horizon/CMS's knowledge, the reviews are ongoing.

     In February 1997, HEALTHSOUTH received a subpoena from the SEC with respect to its investigation concerning trading in Horizon/CMS common stock prior to the February 18, 1997 announcement that HEALTHSOUTH would acquire Horizon/CMS and a request for information from the NYSE in connection with its review of such trading. HEALTHSOUTH responded to such subpoena and request for information and advised both the SEC and the NYSE that it intended to cooperate fully in any investigations or reviews relating to such trading. HEALTHSOUTH provided certain additional information to the SEC in April 1997. Since that time, HEALTHSOUTH has had no further inquiries from either the SEC or the NYSE with respect to such matters, and is unaware of the current status of such investigations or reviews.

Michigan Attorney General Investigation Into Long-Term Care Facility In
Michigan

     Horizon/CMS learned in September 1996 that the Attorney General of the State of Michigan was investigating one of its skilled nursing facilities. The facility, in Howell, Michigan, was owned and operated by Horizon/CMS from February 1994 until December 31, 1997. As widely reported in the press, the Attorney General seized a number of patient, financial and accounting records that were located at this facility. By order of a circuit judge in the county in which the facility is located, the Attorney General was ordered to return patient records to the facility for copying. Horizon/CMS advised the Michigan Attorney General that it was willing to cooperate fully in the investigation. The facility in question was sold by Horizon/CMS to Integrated Health Services, Inc. on December 31, 1997.

     On February 19, 1998, the State of Michigan filed a criminal complaint against Horizon/CMS, four former employees of the facility and one former Horizon/CMS regional manager, alleging various violations in 1995 and 1996 of certain statutes relating to patient care, patient medical records and the making of false statements with respect to the condition or operations of the facility (State of Michigan v. Horizon/CMS Healthcare Corp., et al., Case No. 98-630-FY, State of Michigan District Court 54B). The maximum fines chargeable against Horizon/CMS under the counts alleged in the complaint (exclusive of charges against the individual defendants, some of which charges may result in indemnification of obligations for Horizon/CMS) aggregate $69,000. Horizon/CMS denies the allegations made in the complaint and expects to vigorously defend against the charges. Because such charges have only recently been filed, it is not possible to predict at this time the outcome or effect of this litigation or the length of time it will take to resolve this litigation.

Stockholder Derivative Actions

     Commencing in April and continuing into May 1996, Horizon/CMS was served with nine complaints alleging a class action derivative action brought by stockholders of Horizon/CMS for and on behalf of Horizon/CMS in the Court of Chancery of New Castle County, Delaware, against certain then-current and former directors of Horizon/CMS. The nine lawsuits have been consolidated into one action styled In re Horizon/CMS Healthcare Corporation Shareholders Litigation. The plaintiffs alleged, among other things, that Horizon/CMS's then-current and former directors breached their fiduciary duties to Horizon/CMS and the stockholders as a result of (i) the purported failure to supervise adequately and the purported knowing mismanagement of the operations of Horizon/CMS, and
(ii) the purported misuse of inside information in connection with the sale of Horizon/CMS's Common Stock by certain of the then-current and former directors in January and February 1996. To that end, the plaintiffs sought an accounting from the directors for profits to themselves and damages suffered by Horizon/CMS as a result of the transaction complained of in the complaint and attorneys' fees and costs. On June 21, 1996, the individual defendants filed a motion with the Chancery Court seeking to dismiss this matter because, among other things, the plaintiffs failed to make a demand on the board of directors prior to commencing this litigation.

      In April 1996, Horizon/CMS was served with a complaint in a stockholder's derivative lawsuit styled Lind v. Rocco A. Ortenzio, Neal M. Elliott, Klemett L. Belt, Jr., Robert A. Ortenzio, Russell L. Carson, Bryan C. Cressey, Charles H. Gonzales, Michael A. Jeffries, Gerard M. Martin, frank M. McCord, Raymond N.
Noveck, Barry M. Portnoy, LeRoy S. Zimmerman and Horizon/CMS Healthcare Corporation, No. CIV 96-0538-BB, pending in the United States District Court for the District of New Mexico. The claims alleged by the plaintiff, and the relief sought, were substantially identical to those in the Delaware litigation. On February 24, 1998, the plaintiffs in the consolidated Delaware case voluntarily dismissed their action without prejudice. The plaintiff in the New Mexico case has likewise voluntarily dismissed his action in April 1998.

Lawsuit by Former Shareholders of Communi-Care, Inc. and Pro Rehab, Inc.

     On May 28, 1997, CMS was served with a lawsuit styled Kenneth Hubbard and Lynn Hubbard v. Rocco Ortenzio, Robert A. Ortenzio and Continental Medical Systems, Inc., No. 3:97 CV294MCK, filed in the United States District Court for the Western District of North Carolina, Charlotte Division, by the former shareholders of Communi-Care, Inc. and Pro Rehab, Inc. seeking damages arising out of certain "earnout" provisions of the definitive purchase agreements under which CMS purchased the outstanding stock of Communi-Care, Inc. and Pro Rehab, Inc. from such shareholders. The plaintiffs allege that the manner in which CMS and the other defendants operated the companies after their acquisition breached its fiduciary duties to the plaintiffs, constituted fraud, gross negligence and bad faith, and breached of their employment agreements with the companies. As a result of such alleged conduct, the plaintiffs assert that they are entitled to damages in an amount in excess of $27,000,000 from CMS and the other defendants. Horizon/CMS believes, based upon its evaluation of the legal and factual matters relating to the plaintiffs' assertions, that it has valid defenses to the plaintiffs' claims and, as a result, intends to vigorously contest such claims. Because this litigation remains at an early stage, HEALTHSOUTH cannot now predict the outcome or effect of such litigation or the length of time it will take to resolve such litigation.

RehabOne Litigation


     In March 1997, Horizon/CMS was served with a lawsuit filed in the United States District Court for the Middle District of Pennsylvania, styled RehabOne, Inc. v. Horizon/CMS Healthcare Corporation, Continental Medical Systems, Inc., David National and Robert Ortenzio, No. CV-97-0292. In this lawsuit, the plaintiff alleges violations of federal and state securities laws, fraud and negligent misrepresentation by Horizon/CMS and certain former officers of CMS in connection with the issuance of a warrant to purchase 500,000 shares of
Horizon/CMS Common Stock (the "Warrant"). The Warrant was issued to the plaintiff in connection with the settlement of certain prior litigation between the plaintiff and CMS. The plaintiff's complaint does not state the amount of damages sought. On April 30, 1998 the court entered an order dismissing the plaintiff's claim under Section 12(2) of the Securities Act of 1933 and denying Horizon/LMS's motion to dismiss certain other claims of the plaintiff. Horizon/CMS disputes the factual and legal assertions of the plaintiff in this litigation and intends to vigorously contest the plaintiff's claims. In May 1998 the parties reached an agreement in principle to settle this litigation by extending the exercise period of the Warrant by two years. The parties are currently in the process of negotiating and implementing definitive settlement documentation.

EEOC Litigation

     In March 1997, the Equal Employment Opportunity Commission (the "EEOC") filed a complaint against Horizon/CMS alleging that Horizon/CMS had engaged in unlawful employment practices in respect of Horizon/CMS's employment policies related to pregnancies. Specifically, the EEOC asserts that Horizon/CMS's alleged refusal to provide pregnant employees with light-duty assignments to ac-commodate their temporary disabilities caused by pregnancy violates Sections 701(k) and 703(a) of Title VII, 42 U.S.C. (section)(section) 2000e-(k) and 2000e-2(a). In this lawsuit, the EEOC seeks, among other things, to permanently enjoin Horizon/CMS's employment practices in this regard. Horizon/CMS disputes the factual and legal assertions of the EEOC in this litigation and intends to vigorously contest the EEOC's claims. Because this litigation has just commenced, HEALTHSOUTH cannot predict the length of time it will take to resolve the litigation or the outcome or effect of the litigation.

North Louisiana Rehabilitation Hospital Medicare Billing Investigation

     In August 1996, the United States Attorney for the Western District of Louisiana, without actually initiating litigation, apprised Horizon/CMS of alleged civil liability under the federal False Claims Act for what the government believes were false or fraudulent Medicare and other federal program claims submitted by Horizon/CMS's North Louisiana Rehabilitation Hospital ("NLRH") during the period from 1989 through 1992, including certain claims submitted by a physician who was a member of the medical staff and under contract to NLRH during the period. Specifically, the government alleges that NLRH facilitated the submission of false claims under Part B of the Medicare program by the physician and that NLRH itself submitted false claims under Part A of the Medicare program for services that were not medically necessary. In August 1996, the U.S. Attorney identified allegedly improper Part A and Part B billings, together with penalty provisions under the False Claims Act, ranging in the aggregate from approximately $1,700,000 to $2,200,000. The government does not dispute that the Medicare Part A services were rendered, but only whether they were medically necessary. Horizon/CMS has vigorously contested the allegation that any cases of disputed medical necessity in this matter constitute false or fraudulent claims under the civil False Claims Act. Moreover, Horizon/CMS denies that NLRH facilitated the submission of false claims under Medicare Part B.

     In late April 1997, Horizon/CMS received administrative subpoenas relating to the matter and has since then produced extensive materials with respect thereto. Without conceding liability for either the Medicare Part A or Part B claims, in May 1997, Horizon commenced preliminary settlement discussions with the government. In preparation for settlement meetings held in late June and mid-July 1997, Horizon/CMS and the government developed and then refined their respective analyses of any losses the government may have incurred in this regard. Following the July 1997 meetings, the government proposed to Horizon/CMS that the matter be settled by Horizon/CMS's paying the government $4,900,000 with respect to alleged Medicare Part A overpayments and that Horizon/CMS and certain individual physicians pay the government $820,000 with respect to Medicare Part B claims for physician services. In late July 1997, Horizon/CMS responded by offering to settle the matter for $3,700,000 for alleged Medicare Part A overpayments and $445,000 for alleged Medicare Part B claims for which Horizon/CMS potentially could bear any responsibility. The government recently advised Horizon/CMS that it has accepted the latter's settlement offer in this regard, and the parties are currently in the process of negotiating and implementing definitive settlement documentation.

Heritage Western Hills Litigation

     Since July 1996,  Horizon/CMS has been a defendant in a lawsuit styled Lexa
A. Auld, Administratrix of Martha Hary, Deceased v. Horizon/CMS Healthcare Corporation and Charles T. Maxvill, D.O., No. 48-165121, 48th Judicial District Court, Tarrant County, Texas. The case involved injuries allegedly suffered by a resident of the Heritage Western Hills nursing facility in Fort Worth, Texas. Horizon/CMS tendered the claim to its insurance carrier, which accepted coverage with a reservation of rights and provided a defense through the carrier's selected counsel in Dallas, Texas. The case went to trial on October 29, 1997, and on November 7, 1997, the jury rendered a verdict in favor of the plaintiff in the amount of $2,370,000 in compensatory damages and $90,000,000 in punitive damages. Counsel has advised Horizon/CMS that, under applicable Texas law, the punitive damages award is, at worst, limited to four times the amount of the compensatory damages (the "Punitive Damages Cap"), and thus that the maximum amount of an enforceable judgment in favor of the plaintiff is approximately $12,000,000. Counsel has also advised Horizon/CMS that there are, potentially, other and further caps on both the amount of compensatory damages available to the plaintiff and the amount of punitive damages.

Horizon/CMS filed the required motions with the court to impose the Punitive Damages Cap. On February 20, 1998, the court reduced the jury's verdict and entered a judgment in the amount of approximately $11,237,000. Horizon/CMS also vigorously disputes the efficacy of the jury's verdict and has appealed the judgment.

     Horizon/CMS's insurance carrier continues to defend the matter subject to a reservation of rights. Horizon/CMS based upon an evaluation by its then-current internal counsel, after reviewing the findings contained in the jury verdict, the insurance policy at issue and the carrier's handling of the case, believes that the entirety of any judgment ultimately entered is covered by and payable from such insurance policy, less Horizon/CMS's self-insured retention of $250,000. On November 19, 1997, the insurance carrier sent Horizon/CMS a letter indicating its belief that certain policy exclusions might apply and requesting additional information which might affect its coverage determination.
Horizon/CMS has retained separate counsel to analyze the coverage issues and advise Horizon/CMS on its position, and Horizon/CMS expects to continue to negotiate any coverage issues with its carrier. Settlement negotiations by Horizon/CMS's insurance carrier, in conjunction with HEALTHSOUTH's retained counsel, continue with the plaintiff. It is not possible at this time to predict the outcome of any post-trial motions or appeals, the resolution of any coverage issues, the outcome of any settlement negotiations or the ultimate amount of any liability which will be borne by Horizon/CMS.

SUBORDINATION OF DEBENTURES



     The Debentures are subordinate in right of payment to all current and future Senior Indebtedness of the Company. Senior Indebtedness includes indebtedness under the Company's bank credit facilities and all other indebtedness of the Company that is not expressly made subordinate to, or pari passu with, the Debentures. At March 31, 1998, the aggregate amount of the
Company's Senior Indebtedness was approximately $1,155,999,000. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon default in payment with respect to any Senior Indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness of the Company has been paid in full.



     The majority of the Company's operations are conducted through subsidiaries or partnerships, which are separate and distinct legal entities and have no obligations, contingent or otherwise, to pay any amounts due pursuant to the Debentures or make any funds available therefor, whether by dividends, loans or other payments. The Debentures will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries and partnerships. Any right of the Company to receive assets of any such subsidiary or partnership upon the liquidation or reorganization of any such subsidiary or partnership (and the consequent right of the holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's or partnership's creditors.

LIMITATION ON ABILITY TO REPURCHASE UPON A REPURCHASE EVENT

     In the event of a Repurchase Event, which includes a Change in Control and a Termination of Trading (each as defined herein), each holder of Debentures will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Debentures at a purchase price equal to 100% of the principal amount thereof plus accrued interest thereon to the repurchase date. The Company's ability to repurchase the Debentures upon a Repurchase Event may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase Debentures upon a Repurchase Event will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Debentures upon a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company or result in a downgrade of the credit rating (if any) of the Debentures nor would the requirement that the Company offer to repurchase the Debentures upon a Repurchase Event necessarily afford holders of the Debentures protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of Debentures".

POSSIBILITY VOLATILITY OF STOCK PRICE

     The stock market, and in particular the healthcare industry segment, has from time to time experienced significant price and volume fluctuations which, in some circumstances, have been unrelated to the operating performance of particular companies. The market price of HEALTHSOUTH Common Stock may be highly volatile depending on various factors, including, but not limited to, the state of the national economy, stock market conditions, industry research reports, actions by governmental agencies, litigation involving the Company, earnings and other announcements by the Company or its competitors and general conditions in the outpatient surgery and rehabilitative healthcare services industries.

                                USE OF PROCEEDS

     All proceeds from any sales of the Debentures or the Conversion Shares by the Selling Securityholders will inure to the benefit of the Selling Securityholders. The Company will receive none of the proceeds from the sale of the Debentures or the Conversion Shares offered hereby.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods shown.


                                                            YEAR ENDED DECEMBER 31,                       MARCH 31,
                                             ------------------------------------------------------ ---------------------
                                                1993       1994       1995       1996       1997            1998
                                             ---------- ---------- ---------- ---------- ---------- ---------------------
                                                                                                      ACTUAL    PRO FORMA
                                                                                                    ---------- ----------
Ratio of earnings to fixed charges .........     5.71x      3.31x      3.27x      4.61x      5.34x      7.03x      7.98x



     For  purposes  of  calculating  ratio of  earnings  to fixed  charges,  (i)
earnings  consist  of  consolidated   income  (loss)  before  income  taxes  and
nonrecurring changes, plus fixed charges, and (ii) fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor. The pro forma ratio reflects the sale of the Debentures and the application of the net proceeds therefrom, assuming such sale and application occurred on January 1, 1998.

                            SELLING SECURITYHOLDERS



     The Debentures were originally issued by the Company in a private placement and were resold by the initial purchasers thereof to qualified institutional buyers (within the meaning of Rule 144A under the Securities Act) or other institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in transactions exempt from registration under the Securities Act, and in sales outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act. The Debentures and the Conversion Shares that may be offered pursuant to this Prospectus will be offered by the Selling Securityholders. The following table sets forth certain information as of June 2, 1998, concerning the principal amount of Debentures beneficially owned by each Selling Securityholder and the number of Conversion Shares that may be offered from time to time pursuant to this Prospectus.

     From time to time, Smith Barney Inc. or its affiliates have provided, and may continue to provide, investment banking services to the Company, for which they received or will receive customary fees. An affiliate of NationsBanc Montgomery Securities LLC provides commercial banking services to the Company, including serving as agent for and a lender under the Company's existing credit facilities, for which such affiliate has received or will receive customary fees. None of the other Selling Securityholders has had any position, office or other material relationship with the Company or its affiliates within the past three years.



                                                       PRINCIPAL AMOUNT                        NUMBER OF
                                                         OF DEBENTURES     PERCENTAGE OF   CONVERSION SHARES   PERCENTAGE OF
                                                      BENEFICIALLY OWNED     DEBENTURES           THAT          COMMON STOCK
                        NAME                           THAT MAY BE SOLD     OUTSTANDING      MAY BE SOLD(1)    OUTSTANDING(2)
---------------------------------------------------- -------------------- --------------- ------------------- ---------------
Allstate Insurance Company .........................      $ 3,400,000              *             92,833              *
Allstate Life Insurance Company ....................      $ 6,300,000           1.11%           172,014              *
Aloha Airlines Inc. Non-Pilots Pension Trust .......      $   175,000              *              4,778              *
Aloha Airlines Pilots Retirement Trust .............      $   100,000              *              2,730              *
The Americana Fund .................................      $   110,000              *              3,003              *
American Community Mutual Insurance Company.              $   420,000              *             11,468              *
American Investors Life Insurance Company, Inc......      $ 1,250,000              *             34,130              *
American Pioneer Life Insurance Company of New
 York ..............................................      $    30,000              *                819              *
American Progressive Life & Health Insurance
 Company of New York ...............................      $    30,000              *                819              *
American Public Entity Excess Pool .................      $    70,000              *              1,911              *
American Republic Insurance Company ................      $   700,000              *             19,113              *
Amerisure Companies -- Michigan Mutual Insur-
 ance Company ......................................      $   530,000              *             14,471              *
AmWest Surety Insurance Company ....................      $   470,000              *             12,833              *
Anthracite Mutual Life Insurance Company ...........      $    10,000              *                273              *
Arbco Associates, LP ...............................      $ 1,000,000              *             27,304              *
Argent Classic Convertible Arbitrage Fund (Ber-
 muda) L.P. ........................................      $12,000,000           2.11%           327,645              *
Argent Classic Convertible Arbitrage Fund L.P. .....      $ 2,000,000              *             54,608              *
Aristeia International Limited .....................      $ 7,609,000           1.34%           207,754              *
Aristeia Trading L.L.C. ............................      $ 2,391,000              *             65,283              *
Arkansas PERS ......................................      $ 1,460,000              *             39,863              *
Associated Electric & Gas Insurance Services Lim-
 ited ..............................................      $   300,000              *              8,191              *
Associated Physicians Insurance Company ............      $    40,000              *              1,092              *
BCS Life Insurance Company .........................      $   550,000              *             15,017              *
BNP Arbitrage SNC ..................................      $ 4,250,000              *            116,041              *
BT Holdings (New York) Inc. ........................      $13,500,000           2.38%           368,601              *
Baltimore Life Insurance Company ...................      $    45,000              *              1,229              *
BancAmerica Robertson Stephens .....................      $   787,000              *             21,488              *
Bancroft Convertible Fund, Inc. ....................      $ 1,000,000              *             27,304              *
Bank of Montreal Ireland PLC .......................      $10,000,000           1.76%           273,038              *

                                                       PRINCIPAL AMOUNT                        NUMBER OF
                                                         OF DEBENTURES     PERCENTAGE OF   CONVERSION SHARES   PERCENTAGE OF
                                                      BENEFICIALLY OWNED     DEBENTURES           THAT          COMMON STOCK
                        NAME                           THAT MAY BE SOLD     OUTSTANDING      MAY BE SOLD(1)    OUTSTANDING(2)
---------------------------------------------------- -------------------- --------------- ------------------- ---------------
Bond Fund Series -- Oppenheimer Bond Fund for
 Growth ............................................      $ 8,000,000           1.41%            218,430             *
Bricklayers Local No. 6 Pension Plan ...............      $   200,000              *               5,461             *
CFW-C, L.P. ........................................      $ 3,500,000              *              95,563             *
CSA Fraternal Life Insurance Company ...............      $   100,000              *               2,730             *
Canadian Imperial Holdings, Inc. ...................      $ 6,000,000           1.06%            163,823             *
CareAmerica Life Insurance Company .................      $   100,000              *               2,730             *
Catholic Mutual Relief Society of America ..........      $   450,000              *              12,287             *
Catholic Mutual Relief Society of America Retire-
 ment Plan & Trust .................................      $   230,000              *               6,280             *
Catholic Relief Insurance Company of America .......      $   450,000              *              12,287             *
Century National Insurance Company .................      $   670,000              *              18,294             *
Chicago Mutual Company .............................      $    60,000              *               1,638             *
Chrysler Corporation Master Retirement Fund (c/o
 Glickenhaus & Co.) ................................      $10,000,000           1.76%            273,038             *
Chrysler Corporation Master Retirement Trust (c/o
 Oaktree Capital Management, LLC) ..................      $ 3,940,000              *             107,577             *
Chrysler Insurance Company .........................      $ 4,500,000              *             122,867             *
Combined Insurance Company of America ..............      $ 1,460,000              *              39,863             *
Commonwealth Dealers Life Insurance Company.........      $   100,000              *               2,730             *
Concord Life Insurance Company .....................      $   180,000              *               4,915             *
Condor Insurance Company ...........................      $    40,000              *               1,092             *
Dean Witter Convertible Securities Trust ...........      $ 2,500,000              *              68,259             *
Delaware PERS ......................................      $ 1,000,000              *              27,304             *
Deutsche Bank A.G. .................................      $37,850,000           6.67%          1,033,447             *
Deutsche Morgan Grenfell, Inc.,
 d/b/a -- Deutshe Bank Securities, Inc. ............      $25,910,000           4.56%            707,470             *
Ellsworth Convertible Growth and Income Fund,
 Inc. ..............................................      $ 1,000,000              *              27,304             *
Employers Reinsurance Corp. ........................      $ 1,250,000              *              34,130             *
Evergreen Balanced Fund ............................      $10,000,000           1.76%            273,038             *
Evergreen Fund for Total Return ....................      $ 2,000,000              *              54,608             *
Farmers Home Mutual Insurance Company ..............      $   280,000              *               7,645             *
Federated Rural Electric Insurance Corporation .....      $   240,000              *               6,553             *
Financial American Life Insurance Company ..........      $    40,000              *               1,092             *
First Patriot Insurance Company ....................      $    70,000              *               1,911             *
Fort Dearborn Life Insurance Company ...............      $   240,000              *               6,553             *
Frontier Insurance Company .........................      $ 1,000,000              *              27,304             *
General Motors Investment Management Corp. .........      $ 5,000,000              *             136,519             *
GLG Global Convertible Fund ........................      $ 3,000,000              *              81,911             *
Goodville Mutual Casualty Company ..................      $    40,000              *               1,092             *
Gopher State Mutual Insurance Company ..............      $   120,000              *               3,276             *
Grain Dealers Mutual Insurance .....................      $   190,000              *               5,188             *
GreatBanc Trust Company ............................      $    70,000              *               1,911             *
Guarantee Trust Life Insurance Company .............      $ 1,000,000              *              27,304             *
Guaranty Income Life Insurance Company .............      $   400,000              *              10,922             *
Guardian Life Insurance Company of America .........      $ 9,500,000           1.67%            259,386             *
Guardian Master Pension Plan .......................      $   500,000              *              13,652             *
HSBC Securities Inc. ...............................      $ 3,700,000              *             101,024             *
Hawaiian Airlines Employees Pension Plan - IAM......      $    75,000              *               2,048             *
Hawaiian Airlines Pension Plan for Salaried Em-
 ployees ...........................................      $    20,000              *                 546             *
Hawaiian Airlines Pilots' Retirement Plan ..........      $   100,000              *               2,730             *
Highbridge Capital Corporation .....................      $13,500,000           2.38%            368,601             *
Holy Family Society ................................      $    50,000              *               1,365             *
IBM Retirement Fund ................................      $ 4,000,000              *             109,215             *

                                                          PRINCIPAL AMOUNT                        NUMBER OF
                                                            OF DEBENTURES     PERCENTAGE OF   CONVERSION SHARES   PERCENTAGE OF
                                                         BENEFICIALLY OWNED     DEBENTURES           THAT          COMMON STOCK
                          NAME                            THAT MAY BE SOLD     OUTSTANDING      MAY BE SOLD(1)    OUTSTANDING(2)
------------------------------------------------------- -------------------- --------------- ------------------- ---------------
ICI American Holdings Trust ...........................      $   450,000              *             12,287              *
ISBA Mutual Insurance Company .........................      $   190,000              *              5,188              *
Illinois Founders Insurance ...........................      $    80,000              *              2,184              *
Illinois Health Care Insurance Company ................      $    90,000              *              2,457              *
Indiana Lumbermens Mutual Insurance Company............      $   460,000              *             12,560              *
Iruin Small ...........................................      $    85,000              *              2,321              *
Island Insurance Convertible Account ..................      $   120,000              *              3,276              *
Jacobs Twin Buick Profit Sharing Plan .................      $    75,000              *              2,048              *
Kanawha Insurance Company .............................      $    50,000              *              1,365              *
Kapiolani Medical Center ..............................      $   150,000              *              4,096              *
Kayne Anderson Non-Traditional Investments, LP ........      $ 1,000,000              *             27,304              *
Kennilworth Partners LP II ............................      $   750,000              *             20,478              *
Key Asset Management, Inc. as Agent for the Chari-
 table Securities Fund ................................      $   987,000              *             26,949              *
Key Asset Management, Inc. as Agent for the EB
 Convertible Securities Fund ..........................      $ 1,200,000              *             32,765              *
Key Asset Management, Inc. as Agent for the Field
 Foundation of Illinois ...............................      $    60,000              *              1,638              *
Key Asset Management, Inc. as Agent for the
 GenCorp Foundation ...................................      $   100,000              *              2,730              *
Key Asset Management, Inc. as Agent for the Key
 Trust Convertible Securities Fund ....................      $   288,000              *              7,863              *
Key Asset Management, Inc. as Investment Manager
 for the Health Foundation of Greater Cincinnati
 (formerly known as The ChoiceCare Foundation) .             $   210,000              *              5,734              *
Key Asset Management, Inc. as Investment Manager
 for the Michigan Mutual Insurance Company ............      $   530,000              *             14,471              *
Key Asset Management, Inc. as Investment Manager
 for the Potlatch-First Trust Company of St. Paul .....      $   475,000              *             12,969              *
Key Asset Management, Inc. as Investment Manager
 for the University of South Florida Foundation .......      $   150,000              *              4,096              *
LCMS Foundation .......................................      $ 1,000,000              *             27,304              *
Lebanon Mutual Insurance Company ......................      $    80,000              *              2,184              *
Lincoln Mutual Life Insurance Company .................      $    50,000              *              1,365              *
Lincoln National Convertible Securities Fund ..........      $ 1,360,000              *             37,133              *
Lipper Convertibles, L.P. .............................      $ 3,000,000              *             81,911              *
Lipper Offshore Convertibles, L.P. ....................      $   500,000              *             13,652              *
Lone Star Life Insurance Company ......................      $ 1,100,000              *             30,034              *
MFS Series Trust I -- MFS Convertible Securities
 Fund .................................................      $     6,000              *                164              *
MFS Series Trust V -- MFS Total Return Fund ...........      $ 1,994,000              *             53,078              *
McMahan Securities Company, L.P. ......................      $    85,000              *              2,321              *
Medical Liability Mutual Insurance Company ............      $25,000,000           4.40%           682,594              *
Medico Life Insurance Company .........................      $   720,000              *             19,659              *
Medmarc Insurance Company .............................      $   620,000              *             16,928              *
Merrill Lynch Pierce Fenner and Smith Inc. ............      $ 8,590,000           1.51%           234,539              *
Mid America Life Insurance Company ....................      $    90,000              *              2,457              *
Middle Cities Risk Management Trust ...................      $   170,000              *              4,642              *
Midwest Security Life .................................      $   250,000              *              6,826              *
Midwestern National Life Insurance Company of
 Ohio .................................................      $   400,000              *             10,922              *
Millers Casualty Insurance Company of Texas ...........      $   260,000              *              7,099              *
Millers Mutual Fire Insurance Company of Texas ........      $ 1,300,000              *             35,495              *
Motion Picture Laboratory Pension Plan ................      $   100,000              *              2,730              *
Motors Insurance Corp. ................................      $   750,000              *             20,478              *
Mutual Protective Insurance Company. ..................      $   950,000              *             25,939              *

                                                          PRINCIPAL AMOUNT                        NUMBER OF
                                                            OF DEBENTURES     PERCENTAGE OF   CONVERSION SHARES   PERCENTAGE OF
                                                         BENEFICIALLY OWNED     DEBENTURES           THAT          COMMON STOCK
                          NAME                            THAT MAY BE SOLD     OUTSTANDING      MAY BE SOLD(1)    OUTSTANDING(2)
------------------------------------------------------- -------------------- --------------- ------------------- ---------------
NCMIC .................................................      $   380,000              *             10,375              *
NMS Services, Inc. ....................................      $10,000,000           1.76%           273,038              *
Nalco Chemical Company ................................      $   225,000              *              6,143              *
NationsBanc Montgomery Securities LLC .................      $15,500,000           2.73%           423,208              *
Nationwide Acceptance Corporation Employees
 Profit Sharing Plan & Trust ..........................      $    55,000              *              1,502              *
New Castle Mutual Insurance Company ...................      $    30,000              *                819              *
New York Life Insurance Company .......................      $10,000,000           1.76%           273,038              *
Nomura Securities (Bermuda) Ltd. ......................      $ 6,000,000           1.06%           163,823              *
The Northwestern Mutual Life Insurance Company               $ 4,000,000              *            109,215              *
OCM Convertible Limited Partnership ...................      $   225,000              *              6,143              *
OCM Convertible Trust .................................      $ 5,205,000              *            142,116              *
Offense Group Associates, LP ..........................      $ 1,000,000              *             27,304              *
Old Guard Fire Insurance Company ......................      $   180,000              *              4,915              *
Old Guard Insurance Company ...........................      $   420,000              *             11,468              *
Oppenheimer Total Return Fund, Inc. ...................      $10,000,000           1.76%           273,038              *
Ozark National Life Insurance Company .................      $ 1,250,000              *             34,130              *
PRIM Board ............................................      $ 1,900,000              *             51,877              *
Paloma Securites L.L.C. ...............................      $ 8,600,000           1.51%           234,812              *
Paramount Insurance Company ...........................      $   200,000              *              5,461              *
Partner Reinsurance Company, Ltd. .....................      $   560,000              *             15,290              *
The Paul Revere Life Insurance Company ................      $ 2,500,000              *             68,259
Phico Insurance Company ...............................      $   320,000              *              8,737              *
Physicians Mutual Insurance Company ...................      $   210,000              *              5,734              *
Pioneer Insurance Company .............................      $    80,000              *              2,184              *
Police & Firemen's Insurance Association ..............      $    90,000              *              2,457              *
Provident Life and Accident Insurance Company .........      $ 2,500,000              *             68,259              *
Public Employees Retirement Association of Colo-
 rado. ................................................      $ 1,000,000              *             27,304              *
Public Service Mutual Insurance Company ...............      $   800,000              *             21,843              *
Queens Healthcare Plan ................................      $    65,000              *              1,775              *
Raytheon Company Master Pension Trust .................        2,010,000              *             54,881              *
Reassurance Company of Hanover ........................      $   450,000              *             12,287              *
Regence Blue Cross/Blue Shield of Idaho ...............      $   120,000              *              3,276              *
Regence Blue Cross/Blue Shield of Oregon ..............      $   210,000              *              5,734              *
Regence Blue Cross/Blue Shield of Utah ................      $    75,000              *              2,048              *
Regence Blue Cross/Blue Shield of Washington ..........      $   345,000              *              9,420              *
SBC Warburg Dillon Read Inc. ..........................      $ 6,963,000           1.23%           190,116              *
SSIHM Charitable Trust ................................      $   730,000              *             19,932              *
Sage Capital. .........................................      $ 1,500,000              *             40,956              *
Salomon Brothers Total Return Fund ....................      $   500,000              *             13,652              *
Secura Insurance, A Mutual Company ....................      $   440,000              *             12,014              *
Security Mutual Life Insurance ........................      $   130,000              *              3,549              *
Service Life and Casualty Insurance Company ...........      $    60,000              *              1,638              *
Service Lloyds Insurance Company ......................      $    60,000              *              1,638              *
Shepherd Investments International Ltd. ...............      $ 1,000,000              *             27,304              *
Silverton International Fund Limited ..................      $ 4,400,000              *            120,137              *
Smith Barney Inc. .....................................      $ 6,860,000              *            187,304              *
Societe Generale ......................................      $     5,250              *                 93              *
Southern Farm Bureau Life Insurance -- FRIC ...........      $   800,000              *             21,843              *
Standard Mutual Insurance Company .....................      $   250,000              *              6,826              *
Stark International ...................................      $ 1,000,000              *             27,304              *
Starvest-- Discretionary ..............................      $   500,000              *             13,652              *
Starvest Diversified Fund-- Managed ...................      $   150,000              *              4,096              *
Starvest-- Investment Grade ...........................      $   375,000              *             10,239              *


                                                      PRINCIPAL AMOUNT                        NUMBER OF
                                                        OF DEBENTURES     PERCENTAGE OF   CONVERSION SHARES   PERCENTAGE OF
                                                     BENEFICIALLY OWNED     DEBENTURES           THAT          COMMON STOCK
                        NAME                          THAT MAY BE SOLD     OUTSTANDING      MAY BE SOLD(1)    OUTSTANDING(2)
--------------------------------------------------- -------------------- --------------- ------------------- ---------------
State Employees' Retirement Fund of the State of
 Delaware .........................................      $ 1,380,000              *             37,679              *
State of Connecticut Combined Investment Funds.....      $ 4,905,000              *            133,925              *
Symphony Asset Management, LLC ....................      $13,000,000           2.29            354,948              *
State of Oregon Equity. ...........................      $ 6,250,000           1.10%           170,648              *
State of Oregon/SAIF Corporation. .................      $ 5,250,000              *            143,345              *
Teachers Insurance and Annuity Association of
 America ..........................................      $ 5,000,000              *            136,519              *
Tennessee Consolidated Retirement System ..........      $ 7,000,000           1.23%           191,126              *
Texas Builders Insurance Company ..................      $   120,000              *              3,276              *
Transguard Insurance of America Inc. ..............      $   830,000              *             22,662              *
Twin Life Insurance Company .......................      $    55,000              *              1,502              *
United National Insurance Company. ................      $ 3,000,000              *             81,911              *
United Teacher Associates Insurance Company. ......      $ 1,500,000              *             40,956              *
Vanguard Convertible Securities Fund, Inc. ........      $ 3,565,000              *             97,338              *
Van Kampen American Capital Convertible Securi-
 ties Fund ........................................      $   850,000              *             23,208              *
Van Kampen American Capital Harbor Fund ...........      $ 5,150,000              *            140,614              *
Walker Art Center .................................      $   175,000              *              4,778              *
Washington International Insurance Company ........      $   300,000              *              8,191              *
Weirton Trust .....................................      $   465,000              *             12,696              *
Western Home Insurance Company ....................      $   170,000              *              4,642              *
Westward Life Insurance Company ...................      $   110,000              *              3,003              *
Wisconsin Lawyers Mutual Insurance Company ........      $   140,000              *              3,823              *
Wisconsin Mutual Insurance Company ................      $   110,000              *              3,003              *
World Insurance Company ...........................      $   520,000              *             14,198              *
Zeneca Holdings Trust .............................      $   450,000              *             12,287              *


----------
  * Less than 1%.

(1) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion price of $36.625 per share; such conversion price is subject to adjustment as described under "Description of the Debentures-- Conversion". Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 399,952,582 shares of Common Stock outstanding as of March 30, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Debentures but not assuming the conversion of the Debentures of any other holder.

     The preceding table has been prepared based upon the information furnished to the Company by The Bank of Nova Scotia Trust Company of New York, as trustee (the "Trustee") for the Debentures, and by The Depository Trust Company ("DTC").

     The Selling Securityholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their Debentures since the date on which the information in the preceding table is presented. Information concerning the Selling Securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. Because the Selling Securityholders may offer all or some of the Debentures or Conversion Shares that they hold pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of the Debentures or Conversion Shares that will be held by the Selling Securityholders upon the termination of this offering. See "Plan of Distribution".

                              PLAN OF DISTRIBUTION

     Pursuant to a Registration Rights Agreement dated as of March 17, 1998 (the "Registration Rights Agreement"), between the Company and the initial purchasers named therein (the "Initial Purchasers") entered into in connection with the offering of the Debentures, the Registration Statement of which this Prospectus forms a part was filed with the SEC covering the resale of the Debentures and the Conversion Shares. The Company has agreed to use all reasonable efforts to keep the Registration Statement effective until March 20, 2000 (or such earlier date when the holders of the Conversion Shares are able to sell all such Conversion Shares immediately without restriction pursuant to Rule 144(k) under the Securities Act or any successor rule thereto or otherwise). The Company will be permitted to suspend the use of this Prospectus (which is a part of the Registration Statement) in connection with sales of Conversion Shares by holders during certain periods of time under certain circumstances relating to pending corporate developments and public filings with the SEC and similar events. The specific provisions relating to the registration rights described above are contained in the Registration Rights Agreement, and the foregoing summary is qualified in its entirety by reference to the provisions of such agreement.

     Sales of the Debentures and the Conversion Shares may be effected by or for the account of the Selling Securityholders from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Debentures or Conversion Shares directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders, or to broker-dealers who may purchase Debentures or Conversion Shares as principals and thereafter sell the Debentures or Conversion Shares from time to time in transactions (which may include block transactions in the case of the Conversion Shares) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by Selling Securityholders may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Debentures or Conversion Shares from whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Debentures or Conversion Shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the Debentures or Conversion Shares offered hereby and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     At the time a particular offering of the Debentures or the Conversion Shares is made and to the extent required, the aggregate principal amount of Debentures and number of Conversion Shares being offered, the name or names of the Selling Securityholders, and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the Selling Securityholders, and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers, will be set forth in an accompanying Prospectus Supplement.

     Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses incident to the offer and sale of the Debentures and Conversion Shares offered by the Selling Securityholders hereby, except that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Selling Securityholders may be required to make in respect thereof.

     To comply with the securities laws of certain jurisdictions, if applicable, the Debentures and the Conversion Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Debentures or the Conversion Shares may be limited in its ability to engage in market activities with respect to such Debentures or Conversion Shares. In addition and without limiting the foregoing, each Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchase and sales of any of the Debentures and Conversion Shares by the Selling Securityholders. The foregoing may affect the marketability of the Debentures and the Conversion Shares.

     From time to time, Smith Barney Inc. or its affiliates have provided, and may continue to provide, investment banking services to the Company for which they received or will receive customary fees. See "Selling Securityholders".

                           DESCRIPTION OF DEBENTURES

     The Debentures were issued under an indenture dated as of March 20, 1998 (the "Indenture") between the Company and the Trustee. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference. Copies of the proposed form of Indenture are available from the Company or the Initial Purchasers upon request.

GENERAL

     The Debentures are unsecured obligations of the Company, are limited to $575,000,000 in aggregate principal amount (including the Initial Purchasers' over-allotment option, which expired on April 20, 1998, with $67,750,000 of such over-allotment option having been exercised) and will mature on April 1, 2003. The Debentures bear interest at the rate of 3.25% per annum from the date of original issuance of Debentures pursuant to the Indenture, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on April 1 and October 1 of each year, commencing October 1, 1998, to the Person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the preceding March 15 or September 15, as the case may be. Interest on the Debentures will be paid on the basis of a 360-day year of twelve 30-day months.

     The Debentures are issued in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to issue, register the transfer of or exchange any Debentures during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, or
(ii) to register the transfer of or exchange any Debenture selected for redemption in whole or in part, except the unredeemed portion of Debentures being redeemed in part.

     The Indenture does not contain any provisions that would provide protection to Holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "Certain Rights to Require Repurchase of Debentures".

CONVERSION RIGHTS

     The Debentures are convertible into Common Stock at any time prior to redemption or final maturity, initially at the conversion price of $36.625 per share (resulting in an initial conversion ratio of 27.30 shares per $1,000 principal amount). The right to convert Debentures which have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date. See "Optional Redemption" below.

     The conversion price is subject to adjustment upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment in shares of Common Stock of a dividend or distribution on any class of capital stock of the Company;
(iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock at a price per share less than the Current Market Price; (iv) the distribution to holders of Common Stock of shares of capital stock other than Common Stock, evidences of indebtedness, cash or assets (including securities, but excluding dividends or distributions paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions (excluding any cash distributions referred to in (iv) above) made within the 12 months preceding such distribution and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding such distribution, exceeds 12.5% of the Company's market capitalization (determined as provided in the Indenture) on the date fixed for determining the stockholders entitled to such distribution; and (vi) the consummation of a tender offer made by the Company or any subsidiary of the Company for the Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash distributions referred to in (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer, exceeds 12.5% of the Company's market capitalization at the date of consummation of such tender offer. No adjustment of the conversion price is required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     In addition to the foregoing adjustments, the Company from time to time may, to the extent permitted by law, reduce the conversion price of the Debentures by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days notice of such decrease. The Company will also be permitted to reduce the conversion price to such extent as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Debenture then outstanding will, with certain exceptions, have the right thereafter to convert such Debenture only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above.

     Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then
Closing Price at the close of business on the day of conversion. If any Debentures are surrendered for conversion during the period from the close of business on any Regular Record Date through and including the next succeeding Interest Payment Date (except any such Debentures called for redemption on a redemption date occurring on or before such Interest Payment Date), such Debentures when surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the interest thereon which the registered Holder on such Regular Record Date is to receive. Except as described in the preceding sentence, no interest will be payable by the Company on converted Debentures with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

SUBORDINATION

     No payment or distribution of any assets of the Company of any kind or character (other than payments of amounts already deposited in accordance with the defeasance provisions of the Indenture) will be made on account of Subordinated Obligations or on account of the purchase, redemption or other acquisition of the Debentures upon the occurrence of any default in the payment of any Senior Indebtedness in excess of $5,000,000 beyond any applicable grace period, unless and until such default is cured or waived or ceases to exist or such Senior Indebtedness is discharged.

     During the continuance of any non-payment event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, no payment or distribution of any assets of the Company of any kind or character may be made by the Company on account of Subordinated Obligations or on account of the purchase, redemption or other acquisition of the Debentures for the period specified below (the "Payment Blockage Period"). The Payment Blockage Period shall commence upon the receipt of notice by the Company and the Trustee from any representative of a holder of Designated Senior Indebtedness and shall end on the earlier of (i) 179 days thereafter, (ii) the date on which such event is cured or waived or ceases to exist or on which such Designated Senior Indebtedness is discharged, (iii) the date on which the maturity of any Indebtedness (other than Senior Indebtedness) shall have been accelerated by virtue of such event, or (iv) the date on which such Payment Blockage Period shall have been terminated by notice to the Company or the Trustee from the representative of holders of the Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company shall resume making any and all required payments in respect of the Debentures, including any missed payments. Only one Payment Blockage Period may be commenced during any period of 365 consecutive days. No event of default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period whether or not within a period of 365 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days. In no event will a Payment Blockage Period extend beyond 179 days.

     The payment of the principal of and premium, if any, and interest on the Debentures will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment in respect to the principal of or premium, if any, or interest on the Debentures. In the event of the acceleration of the maturity of the Debentures, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment for the principal of or premium, if any, or interest on the Debentures. No payments on account of principal of or premium, if any, or interest on the Debentures or on account of the purchase or acquisition of Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any acceleration of the maturity of any Senior Indebtedness or if any judicial proceeding is pending with respect to any such default.

     Senior Indebtedness is defined in the Indenture as all indebtedness, liabilities and other obligations of the Company, other than the Debentures, whether existing on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness, liabilities or other obligations that by their terms or by operation of law are subordinated to, or subordinated on a parity with, the Debentures. The Debentures will rank pari passu with the Company's 9.5% Senior Subordinated Notes due 2001 (the "Notes") and any securities which may be issued in the future on a parity with the Notes.

     Designated Senior Indebtedness is defined in the Indenture as (i) amounts now or hereafter outstanding under the Company's existing bank credit facilities or indebtedness incurred to extend, refund or refinance such amounts and (ii) any Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $20,000,000 and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.



     The Indenture does not limit or prohibit the incurrence of Senior Indebtedness by the Company or the Subsidiaries. After giving effect to the sale of the Debentures and the application of the net proceeds therefrom as though it had occurred on March 31, 1998, the amount of Senior Indebtedness was approximately $1,155,999,000.

     The Indenture provides that the Company shall not create, incur, assume or suffer to exist any indebtedness that is subordinate in right of payment to any Senior Indebtedness unless such indebtedness is subordinate in right of payment to, or ranks pari passu with, the Debentures.

OPTIONAL REDEMPTION

     The Debentures are redeemable, at the Company's option, in whole or from time to time in part, at any time on or after April 5, 2001, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Debentures to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

     If redeemed during the 12-month period beginning April 1 in the year indicated (April 5, in the case of 2001), the redemption price shall be:

                          YEAR               REDEMPTION PRICE
               ---------------------------   -----------------
                 2001 ....................         101.30%
                 2002 ....................         100.65%


     No sinking fund is provided for the Debentures.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that the Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entity to any Person, or permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties substantially as all entirely to the Company, unless (a) if applicable, the Person formed by such consolidation or into which the Company is merged or the Person or corporation which acquires the properties and assets of the Company substantially as an entirely is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Debentures and performance and observance of each obligation of the Company under the Indenture, (b) after consummating such consolidation, merger, transfer or lease, no Default or Event of Default will occur and be continuing, (c) such consolidation, merger or acquisition does not adversely affect the validity or enforceability of the Debentures and (d) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF DEBENTURES

     In the event of any Repurchase Event (as defined below) occurring after the date of issuance of the Debentures and on or prior to Maturity, each Holder of Debentures will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Debentures on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase

Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures which are to be repaid on or promptly following the Repurchase Date.

     Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Debentures when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture.

     On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Debentures a notice of the occurrence of such Repurchase Event and identifying the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Debenture must deliver, on or before the close of business on the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer.

     A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control or a Termination of Trading (each as defined below).

     A "Change in Control" shall occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of
Section 13(d) of the Exchange Act, together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution.

     A "Termination of Trading" shall occur if the Common Stock (or other common stock into which the Debentures are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

     The right to require the Company to repurchase Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination". Contractual limitations imposed by other indebtedness may also, absent a waiver, restrict or prohibit repurchases under certain circumstances.

     In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.

     The foregoing provisions would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to the
Debentures: (a) default in the payment of principal of or any premium on any Debenture when due; (b) default in the payment of any interest on any Debenture when due, which default continues for 30 days; (c) failure to provide timely notice of a Repurchase Event as required by the Indenture; (d) default in the payment of the Repurchase Price in respect of any Debenture on the Repurchase Date therefor; (e) default in the performance of any other covenant of the Company in the Indenture which continues for 60 days after written notice as provided in the Indenture; (f) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any subsidiary of the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay the principal of indebtedness in excess of $25,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and (g) certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary of the Company. The Events of Default described in clauses (a), (b) and (d) of the preceding sentence are without regard to whether the respective payments are prohibited by the subordination provisions of the Indenture.

     If an Event of Default with respect to the Debentures shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures may declare the principal of and premium, if any, on all such Debentures to be due and payable immediately, but if the Company cures all Events of Default (except the nonpayment of interest on, premium, if any, and principal of any Debentures) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Outstanding Debentures. If an Event of Default shall occur as a result of an event of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary of the Company, the aggregate principal amount of the Debentures shall automatically become due and payable. The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Indenture provides that the Trustee may withhold notice to the Holders of the Debentures of any continuing default (except in the payment of the principal of or premium, if any, or interest on any Debentures) if the Trustee considers it in the interest of Holders of the Debentures to do so.

MODIFICATION, AMENDMENTS AND WAIVERS

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority of the aggregate principal amount of the Outstanding Debentures, to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture or modify in any manner the rights of Holders of the Debentures, provided that without the consent of each holder of Outstanding Debentures, no supplemental indenture may (i) change the stated maturity of the principal of, or any installment of interest on, any Debenture, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Debenture or any premium or interest thereon is payable, or impair the right to institute suit for enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the Holders, (ii) adversely affect the right to convert the Debentures as provided in the Indenture, (iii) impair the right of Holders of Debentures to require the Company to repurchase Debentures upon the occurrence of a Repurchase Event or
(iv) reduce the percentage in principal amount of Outstanding Debentures, the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder.

     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (a) cause the Indenture to be qualified under the Trust Indenture Act; (b) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Debentures; (c) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default, or surrender any right or power conferred upon the Company; (d) secure the Debentures; (e) make provision with respect to the conversion rights of Holders in the event of a consolidation, merger or sale of assets involving the Company, as required by the Indenture; (f) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Debentures; or (g) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture; provided, however, that no such modifications or amendment may adversely affect the interest of Holders in any material respect.

SATISFACTION AND DISCHARGE

     The Company may discharge its obligations under the Indenture while Debentures remain Outstanding if (a) all Outstanding Debentures will become due and payable at their scheduled maturity within one year or (b) all Outstanding Debentures are scheduled for redemption within one year, and in either case the Company has deposited with the Trustee an amount sufficient to pay and discharge all Outstanding Debentures on the date of their scheduled maturity or the scheduled date of redemption.

FORM, DENOMINATION AND REGISTRATION

     The Debentures are issued in fully registered form, without coupons, in denominations of $1,000 in principal amount and integral multiples thereof.

     Global Debentures; Book-Entry Form. Debentures offered in reliance on Rule 144A are evidenced by a global debenture (hereinafter referred to as the "Rule 144A Global Debenture") and Debentures offered in reliance on Regulation S are evidenced by a global debenture (hereinafter referred to as the "Regulation S Global Debenture", and together with the Rule 144A Global Debenture, the "Global Debentures"). The Global Debentures are deposited with, or on behalf of, the DTC and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Beneficial interests in the Regulation S Global Debenture may only be held through the Euroclear System or Cede. Except as set forth below, the Global Debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. The Rule 144A Global Debenture will be (i) reduced in principal amount to reflect the subsequent transfer by owners of beneficial interests in the Rule 144A Global Debenture to persons other than Qualified Institutional Buyers pursuant to Rule 144A under the Securities Act and (ii) increased in principal amount to reflect the subsequent transfer of Debentures to Qualified Institutional Buyers pursuant to Rule 144A. The Regulation S Global Debenture will be (i) reduced in principal amount to reflect the subsequent transfer by owners of beneficial interests in the

Regulation S Global Debenture to persons other than persons acquiring such Debentures in compliance with Regulation S under the Securities Act and (ii) increased in principal amount to reflect the subsequent transfer of Debentures to persons acquiring such Debentures in compliance with Regulation S under the Securities Act.

     The Holders of Debentures may hold their interests in the Global Debentures directly through DTC if such Holder is a participant in DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the Global Debentures to such persons may be limited.

     The Holders of Debentures who are not Participants may beneficially own interests in the Global Debentures held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Debentures, Cede for all purposes will be considered the sole holder of the Global Debentures.

     Payment of interest on and the redemption price (upon redemption at the option of the Company or at the option of the Holder upon a Repurchase Event) of the Global Debentures will be made to Cede, the nominee for DTC, as the registered owner of the Global Debentures, by wire transfer of immediately available funds. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     With respect to any payment of interest on and the redemption price (upon redemption at the option of the Company or at the option of the Holder upon a Repurchase Event) of the Global Debentures, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Debentures represented by the Global Debentures as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Debentures represented by the Global Debentures held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name".

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in Debentures represented by the Global Debentures to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) has any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Debentures only at the direction of one or more Participants whose accounts are credited with DTC interests in a Global Debenture.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among Participants in deposited securities through electronic book-entry changes to accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. The rules applicable to DTC and its Participants are on file with the SEC.

     Purchases of Debentures under the DTC system must be made by or through Participants which will receive a credit for the Debentures on DTC's records. The ownership interest of each actual purchaser of each Debenture (a "Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debentures, except in the event that use of the book-entry system for the Debentures is discontinued.

     The deposit of Debentures with DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures; DTC's records reflect only the identity of the Participants to whose accounts such Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices shall be sent to Cede. If less than all of the Debentures due are being redeemed, DTC's practice is to determine by lot the interest of each Participant in such Debentures due to be redeemed.

     DTC may discontinue providing its services as securities depositary with respect to the Debentures at any time by giving reasonable notice to the Company. In the event that DTC notifies the Company that it is unwilling or unable to continue as depositary for any Global Debenture or if at any time DTC ceases to be a clearing agency registered as such under the Exchange Act when DTC is required to be so registered to act as such depositary and no successor depositary shall have been appointed within 90 days of such notification or of the Company becoming aware of DTC's ceasing to be so registered, as the case may be, certificates for the Debentures will be printed and delivered in exchange for interests in such Global Debenture. Any Global Debenture that is exchangeable pursuant to the preceding sentence shall be exchangeable for Debentures registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global Debenture.

     The Company may decide to discontinue use of the system of book-entry transfers thorough DTC (or a successor securities depository). In that event, certificates representing the Debentures will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for the accuracy thereof.

     Certificated Debentures. Debentures sold to investors that are neither Qualified Institutional Buyers nor persons acquiring such Debentures in compliance with Regulation S under the Securities Act will be issued in definitive registered form and may not be evidenced by a Global Debenture. Qualified Institutional Buyers may request that their Debentures be issued in definitive registered form. In addition, certificated Debentures may be issued in exchange for Debentures represented by the Global Debentures if no successor depositary is appointed by the Company as set forth above under the paragraph entitled "Global Debentures; Book-Entry Form".

     Restrictions on Transfer; Legends. The Debentures, and the Common Stock into which they may be converted, will be subject to certain transfer restrictions as described below under the caption "Notice to Investors", and certificates evidencing the Debentures will bear a legend to such effect.

PAYMENTS OF PRINCIPAL AND INTEREST; TRANSFER, EXCHANGE OR CONVERSION

     The Indenture will require that payments in respect of the Debentures (including principal, premium, if any, and interest) held of record by DTC
(including Debentures evidenced by the Rule 144A Global Debenture) be made in same day funds. Payments in respect of the Debentures held of record by holders other than DTC may, at the option of the Company, be made by check and mailed to such holders of record as shown on the register for the Debentures. The Debentures may be surrendered for transfer, exchange or conversion at the office of the Trustee in New York, New York.

GOVERNING LAW

     The Indenture and Debentures will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

     The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

                                    EXPERTS

     The consolidated financial statements and schedules of HEALTHSOUTH at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in HEALTHSOUTH's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS



     Certain legal matters with respect to the validity of the Debentures and the Conversion shares offered hereby have been passed upon by Haskell Slaughter & Young, L.L.C.

================================================================================
       No dealer, salesperson or other person has been authorized to give any information or to make any representations other than as contained herein, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase any securities other than those to which it relates or an offer to, or solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or that information provided herein is correct at any time subsequent to its date.

                      -----------------------------------
                               TABLE OF CONTENTS

                                         PAGE
                                        -----
Available Information ...............    2
Forward-Looking Statements ..........    2
Incorporation of Certain Informa-
   tion by Reference ................    2
The Company .........................    4
Recent Developments .................    4
Risk Factors ........................    5
Use of Proceeds .....................   13
Ratio of Earnings to Fixed Charges      13
Selling Securityholders .............   14
Plan of Distribution ................   19
Description of Debentures ...........   20
Experts .............................   29
Legal Matters .......................   29

================================================================================





================================================================================
                                  $567,750,000

                         3.25% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2003



                               15,501,707 SHARES



                                  COMMON STOCK

                            HEALTHSOUTH CORPORATION

                      -----------------------------------
                              P R O S P E C T U S



                                  JUNE 3, 1998



================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities registered hereby. All such expenses shall be borne by the Company.



         Registration fee under the Securities Act of 1933.    $  167,486.25
         Printing expenses ................................        95,000.00
         Legal fees and expenses ..........................       100,000.00
         Accounting services ..............................        80,000.00
         Miscellaneous ....................................         7,513.75
                                                               -------------
         Total ............................................    $  450,000.00
                                                               =============



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Article Nine of the HEALTHSOUTH Restated Certificate of Incorporation filed in the Office of the Secretary of the State of Delaware on March 13, 1997 (the "HEALTHSOUTH Certificate"), contains a provision eliminating or limiting director liability to HEALTHSOUTH and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to HEALTHSOUTH or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of HEALTHSOUTH protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of HEALTHSOUTH or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Article Nine of the HEALTHSOUTH Certificate and Article IX of the HEALTHSOUTH Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of HEALTHSOUTH who, by reason of the fact that he or she is a director, officer, employee, or agent of HEALTHSOUTH, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

     HEALTHSOUTH has entered into agreements with all of its Directors and its executive officers pursuant to which HEALTHSOUTH has agreed to indemnify such Directors and executive officers against liability incurred by them by reason of their services of a Director to the fullest extent allowable under applicable law.

ITEM 16. EXHIBITS.

     Exhibits:

   EXHIBIT
     NO.                       DESCRIPTION
-------------   ----------------------------------------------------------------

       (1)      Purchase  Agreement,  dated March 17,  1998,  among  HEALTHSOUTH
                Corporation  and Smith  Barney Inc.,  Bear,  Stearns & Co. Inc.,
                Cowen & Company,  Credit Suisse First Boston  Corporation,  J.P.
                Morgan  Securities  Inc.,  Morgan  Stanley  & Co.  Incorporated,
                NationsBanc    Montgomery   Securities   LLC   and   PaineWebber
                Incorporated   relating  to  the  Company's  3.25%   Convertible
                Subordinated Debentures due 2003.

       (3)-1    Restated    Certificate   of    Incorporation   of   HEALTHSOUTH
                Corporation,  filed as Exhibit  (3)-1 to the  Company's  Current
                Report on Form 8-K,  dated May 28, 1998, is hereby  incorporated by reference.

       (4)-2    Subordinated   Indenture,   dated   March  20,   1998,   between
                HEALTHSOUTH  Corporation  and  The  Bank of  Nova  Scotia  Trust
                Company of New York,  as Trustee,  filed as Exhibit (4)-2 to the
                Company's  Annual  Report on Form 10-K for the Fiscal Year ended
                December 31, 1997, is hereby incorporated by reference.

       (4)-3    Officer's  Certificate  pursuant to Sections 2.3 and 11.5 of the
                Subordinated   Indenture,   dated   March  20,   1998,   between
                HEALTHSOUTH  and The Bank of Nova  Scotia  Trust  Company of New
                York, as Trustee,  relating to the Company's  3.25%  Convertible
                Subordinated  Debentures due 2003, filed as Exhibit (4)-3 to the
                Company's  Annual  Report on Form 10-K for the Fiscal Year ended
                December 31, 1997, is hereby incorporated by reference.

       (4)-4    Registration  Rights  Agreement,  dated  March 17,  1998,  among
                HEALTHSOUTH  Corporation  and Smith Barney Inc.,  Bear Stearns &
                Co.  Inc.,   Cowen  &  Company,   Credit   Suisse  First  Boston
                Corporation,  J.P. Morgan  Securities Inc., Morgan Stanley & Co.
                Incorporated,   relating  to  the  Company's  3.25%  Convertible
                Subordinated  Debentures due 2003, filed as Exhibit (4)-4 to the
                Company's  Annual  Report on Form 10-K for the Fiscal Year ended
                Decem- ber 31, 1997, is hereby incorporated by reference.

       (5) Opinion of Haskell Slaughter & Young, L.L.C., as to the legality of the shares of HEALTHSOUTH Common Stock issued in connection herewith.

    (12)        Statements re Computation of Ratios.
    (23)-1      Consent of Ernst & Young LLP.

    (23)-2 Consent of Haskell Slaughter & Young, L.L.C. (included in the opinion filed as Exhibit (5)).

    (24)        Powers  of  Attorney  (included  on  the  Signature  Page of the
                Registration Statement on Form S-3 filed on May 8, 1998.)

    (25)-1      Statement  of  Eligibility  and  Qualification  under  the Trust
                Indenture  Act of 1939  of a  Corporation  Designated  to Act as
                Trustee on Form T-1.


ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of this Act;

          (b) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from  registration by means of a  post-effective  amendment
    any  of  the  securities   being  registered  which  remain  unsold  at  the
    termination of the offering.



       (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (5) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

       (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on June 3, 1998.



                                        HEALTHSOUTH CORPORATION

                                        By /s/ Richard M. Scrushy
                                           -----------------------------------
                                                 Richard M. Scrushy,
                                                Chairman of the Board
                                             and Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




          SIGNATURE                          TITLE                      DATE
----------------------------   ---------------------------------   -------------
 /s/ Richard M. Scrushy        Chairman of the Board and Chief     June 3, 1998
-------------------------        Executive Officer and Director
   Richard M. Scrushy


         *                     Executive Vice President, Chief     June 3, 1998
-------------------------       Financial Officer and Treasurer
 Michael D. Martin              and Director


         *                     Group Senior Vice President and     June 3, 1998
-------------------------        Controller (Principal Accounting
  William T. Owens               Officer)


         *                     Director                            June 3, 1998
-------------------------
 C. Sage Givens


         *                     Director                            June 3, 1998
-------------------------
 Charles W. Newhall III


         *                     Director                            June 3, 1998
-------------------------
 George H. Strong


         *                     Director                            June 3, 1998
-------------------------
Phillip C. Watkins, M.D.


         *                     Director                            June 3, 1998
-------------------------
  John S. Chamberlin


         *                     Director                            June 3, 1998
-------------------------
Anthony J. Tanner



          SIGNATURE                          TITLE                      DATE
----------------------------   ---------------------------------   -------------
         *                     Director                            June 3, 1998
-------------------------
  James P. Bennett


         *                     Director                            June 3, 1998
-------------------------
   P. Daryl Brown




 /s/ Joel C. Gordon            Director                            June 3, 1998
-------------------------
   Joel C. Gordon



* /s/ Richard M. Scrushy
-------------------------
   Richard M. Scrushy
   Attorney-in-fact


                                   EXHIBITS



   EXHIBIT
     NO.                       DESCRIPTION
-------------   ----------------------------------------------------------------

       (1)      Purchase  Agreement,  dated March 17,  1998,  among  HEALTHSOUTH
                Corporation  and Smith  Barney Inc.,  Bear,  Stearns & Co. Inc.,
                Cowen & Company,  Credit Suisse First Boston  Corporation,  J.P.
                Morgan  Securities  Inc.,  Morgan  Stanley  & Co.  Incorporated,
                NationsBanc    Montgomery   Securities   LLC   and   PaineWebber
                Incorporated   relating  to  the  Company's  3.25%   Convertible
                Subordinated Debentures due 2003.

       (3)-1    Restated    Certificate   of    Incorporation   of   HEALTHSOUTH
                Corporation,  filed as Exhibit  (3)-1 to the  Company's  Current
                Report on Form 8-K filed May 28, 1998, is hereby incorporated by reference.

       (4)-2    Subordinated   Indenture,   dated   March  20,   1998,   between
                HEALTHSOUTH  Corporation  and  The  Bank of  Nova  Scotia  Trust
                Company of New York,  as Trustee,  filed as Exhibit (4)-2 to the
                Company's  Annual  Report on Form 10-K for the Fiscal Year ended
                December 31, 1997, is hereby incorporated by reference.

       (4)-3    Officer's  Certificate  pursuant to Sections 2.3 and 11.5 of the
                Subordinated   Indenture,   dated   March  20,   1998,   between
                HEALTHSOUTH  and The Bank of Nova  Scotia  Trust  Company of New
                York, as Trustee,  relating to the Company's  3.25%  Convertible
                Subordinated  Debentures due 2003, filed as Exhibit (4)-3 to the
                Company's  Annual  Report on Form 10-K for the Fiscal Year ended
                December 31, 1997, is hereby incorporated by reference.

       (4)-4    Registration  Rights  Agreement,  dated  March 17,  1998,  among
                HEALTHSOUTH  Corporation  and Smith Barney Inc.,  Bear Stearns &
                Co.  Inc.,   Cowen  &  Company,   Credit   Suisse  First  Boston
                Corporation,  J.P. Morgan  Securities Inc., Morgan Stanley & Co.
                Incorporated,   relating  to  the  Company's  3.25%  Convertible
                Subordinated  Debentures due 2003, filed as Exhibit (4)-4 to the
                Company's  Annual  Report on Form 10-K for the Fiscal Year ended
                Decem- ber 31, 1997, is hereby incorporated by reference.

       (5) Opinion of Haskell Slaughter & Young, L.L.C., as to the legality of the shares of HEALTHSOUTH Common Stock issued in connection herewith.

    (12)        Statements re Computation of Ratios.

    (23)-1      Consent of Ernst & Young LLP.

    (23)-2 Consent of Haskell Slaughter & Young, L.L.C. (included in the opinion filed as Exhibit (5)).

    (24)        Powers of  Attorney (included  on  the  Signature  Page  of  the
                Registration Statement on Form S-3 filed on May 8, 1998.)

    (25)-1      Statement  of  Eligibility  and  Qualification  under  the Trust
                Indenture  Act of 1939  of a  Corporation  Designated  to Act as
                Trustee on Form T-1.
